ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-2
$ 247,582,941 5.80% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   2,641,359     187,466      55,636    1.81%    2,350,347    6.39%
 Feb-1999   2,798,112     174,699      38,554    1.36%    2,147,516    6.32%
 Mar-1999   2,482,724     161,175      46,608    1.78%    1,885,261    5.99%
 Apr-1999   2,784,984     149,175     (19,746)  -0.83%    1,552,763    5.42%
 May-1999   2,394,789     135,714      10,677    0.49%    1,288,849    4.92%
 Jun-1999   2,182,052     124,140      17,487    0.87%    1,355,442    5.64%
 Jul-1999   2,255,899     113,593     (18,970)  -1.05%    1,304,347    5.99%
 Aug-1999   2,005,860     102,689     (18,782)  -1.14%    1,288,595    6.52%
 Sep-1999   1,892,247      92,994      12,395    0.83%    1,340,961    7.50%
 Oct-1999   1,656,472      83,849     (16,568)  -1.23%    1,239,954    7.66%
 Nov-1999   1,650,596      75,842      14,102    1.17%    1,215,749    8.38%
 Dec-1999   1,554,674      67,864     (15,276)  -1.42%    1,175,040    9.08%
          ____________ ___________ ___________
   Totals  26,299,770   1,469,201     106,117

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.